Exhibit 99.1

FINAL

Contacts:

For Informatica:
Debbie O’Brien	Stephanie Wakefield
Informatica Corporation	Informatica Corporation
Global Communications	Investor Relations
+1 650 385 5735 - office	+1 650 385 5261
+1 650 995 6736 - mobile	swakefield@informatica.com
dobrien@informatica.com

For Permira:	For CPPIB:
Noemie de Andia	May Chong
Head of Communications	Director, Corporate Communications
+44 20 7632 1159	(416) 868-8657
noemie.deandia@permira.com

Sard Verbinnen & Co

Brooke Gordon / Nathaniel Garnick/ Megan Bouchier

+1 212 687 8080/+1 415 618 8750

Informatica Corporation Announces Completion of Acquisition by the Permira Funds and Canada Pension Plan Investment Board

Microsoft and Salesforce Ventures Join as Strategic Investors

Company Announces CEO Transition

Redwood City, Calif. — August 6, 2015 — Informatica Corporation, the world’s number one independent provider of data integration software, today announced the successful completion of its acquisition by a company controlled by the Permira funds and Canada Pension Plan Investment Board (CPPIB). Additionally Informatica announced that Microsoft Corporation and Salesforce Ventures have agreed to become strategic investors in the company alongside the Permira funds and CPPIB. The acquisition is valued at approximately $5.3 billion, with Informatica stockholders receiving $48.75 in cash per share. Informatica’s stock will cease trading on the NASDAQ under the ticker symbol INFA effective today.

Informatica today also announced leadership changes. Sohaib Abbasi, chairman and former chief executive officer, will continue to serve as chairman of Informatica. Anil Chakravarthy, chief product officer, will now serve as the acting chief executive officer of Informatica, effective immediately. Bruce Chizen, former chief executive officer of Adobe, has joined Informatica as a board member and as a special advisor to Informatica.

“The Informatica goal remains to grow into a multi-billion dollar leader in all things data. Now as a private company, with a long view measured in years, not quarters, we will have more flexibility and more time to implement our transformative innovation roadmap and to evolve our business model,” said Sohaib Abbasi, chairman, Informatica. “To lead this exciting next phase, I am pleased that Anil Chakravarthy is assuming his new role of acting CEO. It is my distinct honor to also welcome Bruce Chizen, former CEO of Adobe, to Informatica both as a board member and as a special advisor.  I have every expectation that the best years for Informatica are yet to come.”

“It is a privilege to lead the world-class Informatica team in this promising new phase of growth as a private company,” said Anil Chakravarthy, acting chief executive officer, Informatica. “Our transformative innovation roadmap includes four distinct billion-dollar opportunities: cloud integration, next generation big data integration, MDM solutions and data security. And living our customer-first culture, we will evolve our business model to match customers’ preferences for pay-for-use subscription offerings.”

“Informatica is a billion-dollar category leader with an outstanding record of innovation, customer success and financial growth under Sohaib’s leadership,” said Brian Ruder, a Permira Partner and Co-Head of the firm’s Technology team. “As a testament to the strength and promise of Informatica’s business, we are thrilled to welcome Microsoft and Salesforce Ventures as investors and are excited to support Informatica as it consolidates its position as one of the top software companies globally.”

“We are very impressed by the long-term track record of success and product leadership that Informatica has achieved with Sohaib’s guidance over the past 11 years,” said Mark Jenkins, Senior Managing Director & Global Head of Private Investments, CPPIB. “We look forward to working with management, including Anil as acting CEO, to support the Company in its vision to become a multi-billion dollar leader in the broader data integration space.”

About Informatica

Informatica Corporation (Nasdaq:INFA) is the world’s number one independent provider of data integration software. Organizations around the world rely on Informatica to realize their information potential and drive top business imperatives. Informatica is focused on delivering transformative innovation for the future of all things data. Worldwide, over 5,800 enterprises depend on Informatica to fully leverage their information assets residing on-premise, in the Cloud and on the public internet including across social networks. For more information, call +1 650-385-5000 (1-800-653-3871 in the U.S.), or visit www.informatica.com. Connect with Informatica at http://www.facebook.com/InformaticaCorporation, http://www.linkedin.com/company/informatica and http://twitter.com/InformaticaCorp.

About Permira

Permira is a global investment firm that finds and backs successful businesses with ambition. Founded in 1985, the firm advises funds with a total committed capital of approximately €25 billion. The Permira funds make long-term investments in companies with the objective of transforming their performance and driving sustainable growth. In the past 30 years, the Permira funds have made over 200 private equity investments in five key sectors: Consumer, Financial Services, Healthcare, Industrials and Technology. Permira employs over 200 people including 120 investment professionals in 14 offices across North America, Europe, the Middle East and Asia. For more information visit:  www.permira.com.

Permira established itself in North America in 2002 and today has offices in New York and Menlo Park. The Permira funds have a long track record of successfully investing in technology companies around the world including NDS, Genesys, Ancestry.com, TeamViewer, Renaissance Learning, Metalogix, LegalZoom.com, and Teraco. Since 1997, over 33% of the Permira funds’ investments have been in the core sector of Technology.

About Canada Pension Plan Investment Board

Canada Pension Plan Investment Board (CPPIB) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan (CPP) to pay current benefits on behalf of 18 million contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in Hong Kong, London, Luxembourg, New York City and São Paulo, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At March 31, 2015, the CPP Fund totalled C$264.6 billion. For more information about CPPIB, please visit www.cppib.com.

About Salesforce Ventures

Salesforce Ventures—Salesforce’s corporate investment group—invests in the next generation of enterprise technology to help companies connect with their customers in entirely new ways. Portfolio companies receive funding as well as access to the world’s largest cloud ecosystem and the guidance of Salesforce’s innovators and executives. With Salesforce Ventures, portfolio companies can also leverage the expertise of the Salesforce Foundation to incorporate its 1-1-1 model of integrated philanthropy to make giving back part of their business model. Salesforce has invested in more than 100 enterprise cloud startups since 2009. For more information, please visit www.salesforce.com/ventures.

###

Note: Informatica and Informatica Cloud are trademarks or registered trademarks of Informatica Corporation in the United States and in jurisdictions throughout the world. All other company and product names may be trade names or trademarks of their respective owners.